STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of the date indicated on Schedule B hereto (the “Grant Date”), is made by and between Dollar General Corporation, a Tennessee corporation (hereinafter referred to as the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary or Affiliate of the Company, hereinafter referred to as the “Optionee”.  Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the Amended and Restated 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates, as such Plan may be amended from time to time (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Compensation Committee of the Board of the Company (or, if no such committee is appointed, the Board) (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1.

Base Price

“Base Price” shall mean $8.75.

Section 1.2.

Cause

“Cause” shall mean “Cause” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Optionee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Cause” shall mean, with respect to an Optionee: (i) any act of the Optionee involving fraud or dishonesty, or any willful failure to perform reasonable duties assigned to the Optionee which failure is not cured within 10 business days after receipt from the Company of written notice of such failure; (ii) any material breach by the Optionee of any securities or other law or regulation or any Company policy governing trading or dealing with stock, securities, investments or the like, inappropriate disclosure or “tipping” relating to any stock, securities or investments or the like, (iii) other than as required by law, the carrying out by the Optionee of any activity, or the Optionee making any public statement, which prejudices or ridicules the good name and standing of the Company or its affiliates (including any limited partner of Parent) or would bring such persons into public contempt or ridicule; (iv) attendance by the Optionee at work in a state of intoxication or the Optionee otherwise being found in possession at the Management Stockholder’s place of work of any prohibited drug or substance, possession of which would amount to a criminal office; (v) any assault or other act of violence by the Management Stockholder; or (vi) the Optionee being indicted for any crime constituting (x) any felony whatsoever or (y) any misdemeanor that would preclude employment under the Company’s hiring policy.

Section 1.3.

Closing Date

“Closing Date” shall mean July 6, 2007.

Section 1.4.

Disability

“Disability” shall mean “Disability” as such term is defined in any employment agreement between Optionee and the Company or any of its Subsidiaries, or, if there is no such employment agreement, “Disability” as defined in the long-term disability plan of the Company.

Section 1.5.

Fiscal Year

“Fiscal Year” shall mean each of the fiscal years of the Company set forth on Schedule A attached hereto.

Section 1.6.

Good Reason

“Good Reason” shall mean “Good Reason” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Optionee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Good Reason” shall mean (i) a reduction in the Optionee’s base salary or target bonus level; or (ii) the relocation by the Company of the Optionee’s principal place of employment to a site outside a fifty mile radius from the current site of the Optionee’s principal place of employment.  In each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Participant gives the Company notice of such event.

Section 1.7.

Management Stockholder’s Agreement

“Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between the Optionee and the Company.

Section 1.8.

Option

“Option” shall mean the aggregate of the Time Option and the Performance Option granted under Section 2.1 of this Agreement.

Section 1.9.

Performance Option

“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on Schedule B hereof opposite the term Performance Option.

Section 1.10.

Pro Rata Fraction

“Pro Rata Fraction” shall mean a fraction, the numerator of which equals the number of calendar months in the first Fiscal Year that the Optionee is employed with (in the case of a new employee), or is employed in the promoted position giving rise to the Option grant by (in the event of a promoted employee), the Company or any Service Recipient and the denominator of which is equal to 12; provided, that an Optionee shall only be deemed to have been employed in any given calendar month if the Optionee commences initial employment (in the event of a new employee) or commences employment into the promoted position (in the event of a promoted employee) with the Company or any Service Recipient on or before the fifteenth (15th) day of any calendar month occurring in the first Fiscal Year.  In the event an Optionee commences employment (whether initial or promoted) with the Company or any Service Recipient after the fifteenth day of any given calendar month, then the numerator of the foregoing fraction shall only include those calendar months immediately following the calendar month in which the Optionee commences such employment (whether initial or promoted).

Section 1.11.

Secretary

“Secretary” shall mean the Secretary of the Company.

Section 1.12.

Sponsor IRR

“Sponsor IRR” shall mean, on any given date, a pretax compounded annual internal rate of return of at least 25% realized by the Sponsors or any of their affiliates after the Closing Date on any Shares held by the Sponsors or any of their affiliates, on a per Share, fully diluted basis, based on the amount invested by the Sponsors in the equity securities of the Company.  For the avoidance of doubt, (a) any calculation of Sponsor IRR will for purposes of Section 3.1(c)(ii) be calculated solely with respect to Sponsor Shares (as defined herein) actually sold or otherwise disposed of in the applicable transaction, and (b) Sponsor IRR will not be calculated taking into account the receipt by the Sponsor or any of its affiliates of any management, monitoring, transaction or other fees payable to such parties in connection with their separate letter agreement with the Company, and shall only take into account actual distributions paid on the shares of Common Stock indirectly held by such parties.

Section 1.13.

Sponsor Return

“Sponsor Return” shall mean, on any given date, all cash proceeds actually received by the Sponsors or any of their affiliates after the Closing Date, including the receipt of any cash dividends or other cash distributions thereon, on a per Share, fully diluted basis, in an amount that equals or exceeds the product of 2.5 and the Base Price.  For the avoidance of doubt, (a) any calculation of Sponsor Return will for purposes of Section 3.1(c)(ii) be calculated solely with respect to Sponsor Shares actually sold or otherwise disposed of in the applicable transaction, and (b) Sponsor Return will not be calculated taking into account the receipt by the Sponsor or any of its affiliates of any management, monitoring, transaction or other fees payable to such parties in connection with their separate letter agreement with the Company, and shall only take into account actual distributions paid on the shares of Common Stock indirectly held by such parties.

Section 1.14.

Time Option

“Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on Schedule B hereof opposite the term Time Option.

ARTICLE II

GRANT OF OPTIONS

Section 2.1.

Grant of Options

For good and valuable consideration, on and as of the Grant Date the Company irrevocably grants to the Optionee the following Stock Options:  (a) the Time Option and (b) the Performance Option, in each case on the terms and conditions set forth in this Agreement.

Section 2.2.

Exercise Price

Subject to Section 2.4, the exercise price of the shares of Common Stock covered by the Option (the “Exercise Price”) shall be as set forth on Schedule B hereof, which shall be the Fair Market Value on the Grant Date.

Section 2.3.

No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with the Company or offer letter provided by the Company to the Optionee.

Section 2.4.

Adjustments to Option

The Option shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan, provided, however, that in the event of the payment of an extraordinary dividend by the Company to its stockholders, then: the Exercise Prices of the Option shall be reduced by the amount of the dividend paid, but only to the extent the Committee determines it to be permitted under applicable tax laws and not have adverse tax consequences to the Optionee under Section 409A of the Code; and, if such reduction cannot be fully effected due to such tax laws and it will not have adverse tax consequences to the Optionee, then the Company shall pay to the Optionee a cash payment, on a per Share basis, equal to the balance of the amount of the dividend not permitted to be applied to reduce the Exercise Price of the applicable Option as follows: (a) for each Share subject to a vested Option, immediately upon the date of such dividend payment; and (b), for each Share subject to an unvested Option, on the date on which such Option becomes vested and exercisable with respect to such Share.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1.

Commencement of Exercisability

(a)

So long as the Optionee continues to be employed by the Company or any other Service Recipients, the Option shall become exercisable pursuant to the following schedules:

(i)

Time Option.  The Time Option shall become vested and exercisable with respect to 25% of the Shares subject to such Option on each of the first four anniversaries of the Grant Date.

(ii)

Performance Option.  If the Company, on a consolidated basis, achieves its annual EBITDA targets as set forth in Schedule A attached hereto (each an “EBITDA Target” or “Annual Performance Target”) for the applicable given Fiscal Year, then the Performance Option shall be eligible to become vested and exercisable as to a percentage of the Shares subject to such Option at the end of each of the five Fiscal Years as follows:

(A)

in respect of the first Fiscal Year, a Pro Rata Fraction of 25% of the Shares subject to the Option (the “Initial Tranche”);

(B)

in respect of each of the second through fourth Fiscal Years, 25% of the Shares subject to the Option; and

(C)

in respect of the fifth Fiscal Year, the portion of the Initial Tranche in excess of the Pro Rata Fraction of the Initial Tranche that did not become vested in respect of the first Fiscal Year.

Notwithstanding the foregoing, in the event that an EBITDA Target is not achieved in a particular Fiscal Year, then that portion of the Performance Option that was eligible to vest but failed to vest due to the Company’s failure to achieve its EBITDA Target shall nevertheless vest and become exercisable at the end of any subsequent Fiscal Years if the cumulative EBITDA Target set forth on Schedule A attached hereto (each a “Cumulative EBITDA Target”) is achieved on a cumulative basis at the end of such Fiscal Year with respect to all then completed Fiscal Years.  For the avoidance of doubt, except as otherwise provided in Section 3.1(b) below, no portion of the Performance Option shall become vested and exercisable at any time unless the Optionee remains employed with the Company or the applicable Service Recipient through the date on which it is determined that the applicable EBITDA Target or Cumulative EBITDA Target of the immediately preceding Fiscal Year has been achieved.

(b)

Notwithstanding any of the foregoing, upon a termination of the Optionee’s employment at any time by reason of death or Disability:

(i)

that 25% portion of the Time Option that would have become exercisable on the next anniversary date of the  Grant Date if the Optionee had remained employed with the Company or the applicable Service Recipient through such date will become vested and exercisable; and

(ii)

that portion of the Performance Option, if any, that would have become exercisable in respect of the Fiscal Year in which the Optionee’s employment terminates if the Optionee had remained employed with the Company or the applicable Service Recipient through such date, shall remain outstanding through the date the Company determines whether the Annual Performance Target or Cumulative EBITDA Target is met for such Fiscal Year, and shall become exercisable on such date if and only if, and only to the extent that, the Annual Performance Target or Cumulative EBITDA Target is met for such Fiscal Year in accordance with Section 3.1(a)(ii) above; provided, however, that if such Annual Performance Target or Cumulative EBITDA Target is not met for such Fiscal Year, that portion of the Performance Option shall remain unvested and shall be forfeited upon such date.

(c)

Notwithstanding any of Section 3.1(a) or (b) above, upon the earlier occurrence of a Change in Control:

(i)

the Time Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable); and

(ii)

the Performance Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable) if as a result of the Change in Control, (x) the Sponsor achieves the Sponsor IRR on 100% of the Sponsors’ aggregate investment, directly or indirectly, in the equity securities of the Company (the “Sponsor Shares”) and (y) the Sponsor earns a Sponsor Return on 100% of the Sponsor Shares; provided, however, that in the event that there occurs a Change in Control wherein more than 50% but less than 100% of the Common Stock or other voting securities of the Company or Buck Holdings, L.P. is sold or otherwise disposed of, then, the Performance Option will become vested (to the extent not already previously vested pursuant to Section 3.1(a)) up to the same percentage of Sponsor Shares on which such Sponsor Return and Sponsor IRR has been so achieved.

(d)

Notwithstanding the foregoing but except as provided in Section 3.1(b), no Option shall become exercisable as to any additional shares of Common Stock following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall immediately expire without payment therefor.

(e)

Notwithstanding any other provision of this Section 3.1 or of this Agreement, in the event that the Optionee does not contribute to the Company, in exchange for shares of Common Stock, the Minimum Investment, as set forth on Schedule B hereof, no portion of the Time Option or the Performance Option shall become vested and exercisable, and the Option will expire, without payment therefor, on the earlier to occur of a Change in Control or the tenth anniversary of the Grant Date.

Section 3.2.

Expiration of Option

Except as otherwise provided in Section 5 or 6 of the Management Stockholder’s Agreement, the Optionee may not exercise the Option to any extent after the first to occur of the following events:

(a)

The tenth anniversary of the Grant Date so long as the Optionee remains employed with the Company or any Service Recipient through such date;

(b)

The first anniversary of the date of7 the Optionee’s termination of employment with the Company and all Service Recipients, if the Optionee’s employment is terminated by reason of death or Disability (unless earlier terminated as provided in Section 3.2(h) below);

(c)

Immediately upon the date of the Optionee’s termination of employment by the Company and all Service Recipients for Cause;

(d)

Immediately upon the date of the Optionee’s termination of employment by the Company and all Service Recipients by the Optionee without Good Reason (except due to death or Disability);

(e)

Ninety (90) days after the date of an Optionee’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than as set forth in Section 3.2(b));

(f)

Ninety (90) days after the date of an Optionee’s termination of employment with the Company and all Service Recipients by the Optionee for Good Reason;

(g)

The date the Option is terminated pursuant to Section 6 or 7 of the Management Stockholder’s Agreement; or

(h)

At the discretion of the Company, if the Committee so determines pursuant to Section 9 of the Plan.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1.

Person Eligible to Exercise

During the lifetime of the Optionee, only the Optionee (or his or her duly authorized legal representative) may exercise an Option or any portion thereof.  After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2.

Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3.

Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his or her office or designee all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a)

Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)

(i) Full payment (in cash or by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (b);

(c)

(i) Full payment (in cash or by check or by a combination thereof) to satisfy the minimum withholding tax obligation with respect to which such Option or portion thereof is exercised; or (ii) solely in the event that the Optionee’s employment terminates under circumstances identified in Section 3.2(b), (e) or (f) above, notice in writing that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (c);

(d)

A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(e)

In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such shares.  Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4.

Conditions to Issuance of Stock Certificates

The shares of stock deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company.  Such shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased (if certificated, or if not certificated, register the issuance of such shares on its books and records) upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a)

The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b)

The execution by the Optionee of the Management Stockholder’s Agreement; and

(c)

The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5.

Rights as Stockholder

Except as otherwise provided in Section 2.4 of this Agreement, the holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such shares shall have been issued by the Company to such holder or the Shares have otherwise been recorded in the records of the Company as owned by such holder.

ARTICLE V

MISCELLANEOUS

Section 5.1.

Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2.

Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3.

Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him.  Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3.  Any notice shall have been deemed duly given when (i) delivered in person, (ii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

Section 5.4.

Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5.

Applicability of Plan and Management Stockholder’s Agreement

The Option and the shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan and the Management Stockholder’s Agreement, to the extent applicable to the Option and such Shares.

Section 5.6.

Amendment

Subject to Section 10 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7.

Governing Law

The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8.

Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator.  Such arbitration process shall take place within the Nashville, Tennessee metropolitan area.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.

[Signatures on next pages.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

DOLLAR GENERAL CORPORATION

By:	/s/ S. Lanigan

Name:	Susan Lanigan

Title:	Executive Vice President &
General Counsel

ADDRESS:

Dollar General Corporation

100 Mission Ridge

Goodlettsville, TN 37072

[Signature Page of Stock Option Agreement]

OPTIONEE:

/s/ John W. Flanigan
John W. Flanigan

ADDRESS:

3100 West End Circle, Apt. 303
Nashville, TN 37203

[Signature Page of Stock Option Agreement]

Schedule A to Stock Option Agreement

Annual EBITDA Targets and Cumulative EBITDA Targets

Fiscal Year	Annual Performance Target	Cumulative EBITDA Target
2010	[ ]	N/A
2011	[ ]	[ ]
2012	[ ]	[ ]
2013	[ ]	[ ]
2014	[ ]	[ ]
2015	N/A	[ ]

"EBITDA" shall mean earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to the Sponsor and/or its Affiliates. The Board shall, fairly and appropriately, adjust the calculation of EBITDA to reflect, to the extent not contemplated in the management plan, the following: acquisitions, divestitures, any change required by GAAP relating to share-based compensation or for other changes in GAAP promulgated by accounting standard setters that, in each case, the Board in good faith determines require adjustment of EBITDA. The Board’s determination of such adjustment shall be based on the Company’s accounting as set forth in its books and records and on the financial plan of the Company pursuant to which the Annual Performance Targets were originally established.

If the Company makes an acquisition in any year, the Annual Performance Target for such year and Cumulative EBITDA Target for such year and subsequent years will be adjusted, fairly and appropriately, by the amount of EBITDA in the plan for the target presented to the Board at the time the acquisition is approved by the Board. Annual Performance Targets and Cumulative EBITDA Targets will also be fairly and appropriately adjusted by the Board, in consultation with management, to the extent not contemplated in the plan for the following: any divestitures, major capital investment programs, any change required by GAAP relating to share-based compensation or other changes in GAAP promulgated by accounting standard setters. In the event that any of the foregoing action is taken, such adjustment shall be only the amount deemed reasonably necessary by the Board, in the exercise of its good faith judgment, after consultation of the Company’s accountants, to accurately reflect the direct and measurable effect such event has on such Annual Performance Targets and Cumulative EBITDA Targets. The intent of such adjustments is to keep the probability of achieving the Annual Performance Targets and Cumulative EBITDA Targets the same as if the event triggering such adjustment had not occurred. The Board’s determination of such necessary adjustment shall be made within 60 days following the completion or closing of such event, and shall be based on the Company’s accounting as set forth in its books and records and on the Company’s financial plan pursuant to which the Annual Performance Targets and Cumulative EBITDA Targets were originally established.

Schedule B to Stock Option Agreement

Grant Date:

March 24, 2010

Exercise Price of Options:

$25.25

Option Grants:

Aggregate number of shares of Common Stock

for which the Time Option granted hereunder is

exercisable:

49,759

Aggregate number of shares of Common Stock

for which the Performance Option

granted hereunder is exercisable:

49,759

Minimum Investment :

$158,325.00